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SYNBIOTICS CORPORATION                                EXHIBIT 11.1
                                                      ------------

COMPUTATION OF (LOSS) EARNINGS PER SHARE
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                                                                   NINE MONTHS
                                                    YEAR ENDED        ENDED       YEAR ENDED
                                                   DECEMBER 31,   DECEMBER 31,     MARCH 31,
                                                       1995           1994           1994
                                                   ------------   -------------   -----------

PRIMARY EARNINGS (LOSS) PER SHARE:

Net income (loss) per statement of operations        $  501,000    $(1,058,000)    $  357,000
                                                     ==========    ===========     ==========
Weighted average number of shares outstanding         5,832,000      5,803,000      5,859,000
                                                     ==========    ===========     ==========
Primary net income (loss) per share                  $      .09    $      (.18)    $      .06
                                                     ==========    ===========     ==========

FULLY DILUTED EARNINGS (LOSS) PER SHARE:/(1)/

Net income (loss) per statement of operations        $  501,000    $(1,058,000)    $  357,000
                                                     ==========    ===========     ==========
Reconciliation of weighted average number of
 shares per primary computation above, to
 amount used for fully diluted computation:

Weighted average number of shares outstanding, per
 primary computation                                  5,832,000      5,803,000      5,859,000

Add - effect of outstanding options and warrants
 (as determined by the application of the
 treasury method)                                         5,000         27,000              -
                                                     ----------    -----------     ----------
Weighted average number of shares, as adjusted        5,837,000      5,830,000      5,859,000
                                                     ==========    ===========     ==========
Fully diluted net income (loss) per share            $      .09    $      (.18)    $      .06
                                                     ==========    ===========     ==========
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/(1)/  This calculation is submitted, for the nine months ended December 31,
       1994, in accordance with Regulation S-B Item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.